EXHIBIT 99.2

May 10, 2022

PERSONAL AND CONFIDENTIAL

Rozlyn Lipsey

[Email address omitted]

RE:	Offer of Employment with The Parent Company, US Holdings LLC.

Dear Rozlyn Lipsey,

We are pleased to extend to you an offer of employment with The Parent Company, US Holdings LLC. (“TPCO.”or the “Company”) with the anticipated start date of June 6, 2022. Your position is Executive Vice President of Operations & Wholesale reporting to Troy Datcher, Chief Executive Officer. Your home base will be in L.A with some required travel. Please note that your duties may change upon reasonable notice, based on the needs of the Company and its determination of your skills.

The terms and conditions of this Offer of Employment are as follows:

You will be paid an annual base salary in the amount of $275,000.000, less applicable state and federal withholding and other lawful deductions, payable in accordance with The Parent Co. standard payroll procedures. In this exempt position, you are not entitled to overtime pay. You will be expected to devote your full business time, attention, and energies to the performance of your duties with The Parent Co. and you shall have all authorities, duties, and responsibilities customarily exercised by an individual serving in this position, and such other duties as may be determined by the Company.

Additionally, you will be eligible for participation in the 2022 Company Annual Incentive Compensation Plan with variable compensation of up to 50% of your annual base salary. The plan will fund based on overall company performance against KPIs. When the pool funds, consideration of your individual award will also include performance against individual objectives / KPIs. The initial funding of the API pool and individual payouts is at the discretion of the Board of Directors, or Compensation Committee. Eligibility for any such bonus is conditioned on current employment as of the date of scheduled payment of bonus.

We are pleased to offer you a signing bonus of $25,000.00 at the commencement of your employment. This bonus will be paid in one lump sum in a separate check on the next regularly scheduled pay date after you start with the Company. The bonus is taxable, and all regular payroll taxes will be withheld. In the event that you voluntarily leave the Company or are terminated for cause within 12 months of your date of hire, you will be responsible for reimbursing the company for the pro-rata portion of the signing bonus. By signing this employment agreement, you authorize the company to withhold this amount from any severance and other final pay you receive upon termination of employment, provided you have received the bonus by such time.

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In addition, if you decide to join the Company, it will be recommended at the next regularly scheduled meeting of the Company’s Board of Directors that the Company grant you 275,000 RSUs of the Company’s Common Stock of which 150,000 are time-based vesting over 4 years. You will also receive 75,000 performance-based RSUs with a vesting target of March 31, 2023 and 50,000 performance RSUs with a vesting target of April 1, 2024. Further details will be provided after the Board approves these grants. All equity is subject to approval by the Company’s Board of Directors. The vesting schedule for the time based grants is, 25% of the RSUs shall vest at the end of the quarter after the initial 12 months after the date your vesting begins, subject to your continuing employment with the Company, and no RSUs shall vest before such date. The remaining RSUs shall vest quarterly over the next 3 years in equal quarterly amounts subject to your continuing employment with the Company. This RSU grant shall be subject to the terms and conditions of the Company’s Equity Incentive Plan, including vesting requirements. No right to any RSU is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment. If there is a Sale Event (as defined below), all unvested RSUs will vest immediately prior to the closing of the Sale Event. For the purpose of this offer letter, “Sale Event” means in the event of the closing of any of the following: (A) any transaction (which shall include a series of transactions occurring within sixty days or occurring pursuant to a plan) that has the result that shareholders of the Company immediately before such transaction cease to own at least fifty-one percent (51%) of the voting stock of the Company, or of any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation, or any other form of corporate transaction, (B) a sale or exchange of all or substantially all of the assets of Company, or (C) a plan of merger, consolidation, reorganization, liquidation or dissolution in which Company does not survive.

Severance: In the event of termination as a result of the Company eliminating the position of Executive Vice President of Operations & Wholesale due to business conditions, reasons not attributable to your performance, in addition to any unpaid amounts or reimbursement owed by the Company to you through your date of termination, you will be eligible for (a) continuation of your base salary for four (4) months following the effective date of termination and (b) payment by the Company of the employer portion of your medical insurance for a period of four months following the effective date of your termination provided you pay for the employee contribution portion of such insurance (collectively, “Severance”). Payment of any Severance is subject to your execution and non-revocation of a general release of claims in a form reasonably acceptable to the parties and your continued compliance with your post-employment confidentiality covenants. If you are terminated by the Company for cause, which may include poor performance and/or willful misconduct among other things, you will not be entitled to Severance.

With full-time employment of 30 hours or more per week, you will be eligible for vacation, holidays, health insurance, and other employee benefits on the same basis as other comparable-level The Parent Co. employees, as such programs are established, modified, and/or eliminated by the Company from time to time. Your health insurance benefits will be effective the first of the month after your start date.

This offer of employment is conditioned upon satisfactory results of a criminal record and past employment background check. Should a more extensive background investigation be necessary to satisfy legal or client requirements, this offer of employment will also be contingent upon satisfactory results of these requirements. We ask that you complete these background investigation requirements without delay.

In addition, in accordance with The Parent Co. policies and state and federal law, this offer of employment is contingent upon your successful completion of all requirements to establish the legal right to work in the United States.

As a condition of your employment, you agree that you will abide by all current The Parent Co. personnel policies and practices, will refrain from any form of harassment or discrimination and will cooperate with other employees and customers/clients of the Company in a professional manner.

In addition, in accepting this offer of employment by your signature below, you also confirm that you are under no contractual or other legal obligations that would prohibit you from performing your duties at The Parent Co. This offer of employment is conditioned upon your execution of The Parent Co. Confidentiality Agreement and Arbitration Agreement, copies of which are enclosed.

We hope that your association with The Parent Co. will continue for a substantial period of time, but we recognize that the future is inherently uncertain and that assurances of permanent or continuing employment are not feasible. Therefore, in accordance with our standard policy, your employment will be "at-will." In other words, either you or the Company can terminate the employment relationship at any time, for any reason, with or without cause and with or without notice. This at- will aspect of your employment, which includes the right of The Parent Co. to demote, transfer, or otherwise discipline you with or without cause, is not subject to change or modification of any kind unless in writing signed by both you and the Chief Executive Officer of the Company, with the approval of the The Parent Co. Board of Directors.

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This Offer Letter and The Parent Co. Confidentiality Agreement and Arbitration Agreement supersede any, and all prior representations and agreements concerning the subject matters discussed therein by you and The Parent Co. whether written or oral. The terms of this offer of employment are governed by the laws of the State of California. Further, the Offer Letter is deemed to be executed in the City of San Jose and the County of Santa Clara, California.

The terms of this Offer Letter are extended and open for acceptance by you through the close of business on May 13, 2022. We look forward to having you join us after the successful completion of the above-referenced background checks.

We are very enthusiastic about having you join The Parent Co. team, and we look forward to working with you in building an important and successful The Parent Co. We are confident in your abilities to favorably impact the future success of The Parent Co. If the foregoing terms are agreeable, please indicate your acceptance by executing this Offer Letter in the space provided below. This Offer Letter, along with executed copies of the Confidentiality Agreement may be executed via DocuSign.

If you have any questions regarding this offer of employment, please do not hesitate to contact our Human Resources department (669) 234-4050.

Sincerely,

/s/ Kerry Arnold
Kerry Arnold
Chief People Officer

AGREEMENT AND ACCEPTANCE

I have read and accept The Parent Company, US Holdings LLC. offer of employment upon the terms and conditions set forth above.

/s/ Rozlyn Lipsey	May 12, 2022
Rozlyn Lipsey	Date

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[Confidentiality and Invention Assignment Agreement Omitted]

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Exhibit A

LIMITED EXCLUSION NOTIFICATION TO EMPLOYEES IN CALIFORNIA

THIS IS TO NOTIFY you in accordance with Section 2870 of the California Labor Code that the foregoing Agreement between you and Employer does not require you to assign or offer to assign to Employer any invention that you developed entirely on your own time without using Employer’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to Employer’s business, or actual or demonstrably anticipated research or development of Employer; or

(2) Result from any work performed by you for Employer.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding Section, the provision is against the public policy of California and is unenforceable.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

EMPLOYEE:

/s/ Rozlyn Lipsey
Rozlyn Lipsey

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Exhibit B

LIST OF PRIOR INNOVATIONS

EMPLOYEE:

/s/ Rozlyn Lipsey
Rozlyn Lipsey

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